EXECUTION VERSION

WILSON A. BELL EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of October 31, 2011 (the "Effective Date") by and between Consumer Impulse Inc., a Delaware corporation (the "Company") and Wilson A. Bell, an individual who resides at 9085 Worman Drive, King George, VA 22485 (the "Executive").

In consideration of their mutual promises and obligations and intending to be legally bound, the Company and the Executive agree as follows:

1.

Definitions.

Capitalized terms used in this Agreement but not defined herein shall have the same meaning as assigned to them under the employment agreement executed between Alya Ventures Limited, the Company and Mr. Erik Hallstrom dated September 29, 20111 (the "Erik Hallstrom Employment Agreement").

2.

Introduction.

The Company desires to hire the Executive in the position of Chief Technology Officer of the Company, upon the terms and conditions set forth herein. The Executive desires to accept such employment upon the terms and conditions set forth herein, including, without limitation, the non-disclosure and the non-competition covenants contained in this Agreement.

3.

Employment.

The Company hereby employs the Executive as Chief Technology Officer of the Company, reporting to the board of directors of the Company with duties and responsibilities associated with and related to such position and is otherwise directed by the board of directors of the Company (the "Board of Directors"). The Executive will be based in Virginia, USA

4.

Employment at Will.

The employment of the Executive by the Company shall be "at will," meaning that either the Executive or the Company shall be entitled to terminate the Employment at any time and for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at-will" nature of the Employment, which may only be changed in an express written agreement signed by the Executive and the Company. Upon the termination of the Employment, the Executive shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination

5.

Term of Employment.

This Agreement shall commence on the CEO Appointment Date and continue in full force and effect thereafter unless terminated earlier in accordance with the provisions of this Agreement (the "Term"). In the event that the CEO Appointment Date does not occur by the Deadline, then this Agreement shall immediately terminate.

6.

Compensation and Benefits.

(a)

Base Salary. During the Term, the Company shall pay to the Executive a base salary in an amount that annualizes to $130,000 (the "Base Salary"), which will be payable, in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. The Base Salary will be reviewed by the Board of Directors annually, and any change in Base Salary shall be made by, and at the sole discretion and approval of, the Board of Directors. Executive will also be entitled to a targeted bonus package of upto 25% of the base salary at the boards discretion.

(b)

Benefits. During the term, at the Company's expense, the Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, incentive compensation plans, and other benefit plans, as may be from time to time in effect for executives of the Company generally.

7.

Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties; provided, that the Executive furnishes to the Company documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Company may reasonably request, and in accordance with the Company's policies.

8.

Protection of Confidential Information and Intellectual Property. The Executive acknowledges that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby agrees to be subject to the terms and conditions of the Company's form of Proprietary Information and Nondisclosure Agreement, a copy of which is attached hereto as Exhibit A.

9.

Noncompetition.

(a)

During the course of Executive's employment by the Company and for a period of one year after the date of termination (collectively, the "Noncompetition Period"), for any reason or no reason, directly or indirectly, whether with or without good cause, the Executive shall not, whether as owner, partner, shareholder, director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any competitor of the Company or any subsidiary or affiliate thereof now or hereafter existing (referred to collectively as the "Affiliates") or engage or attempt to engage in any employment, consulting or other activity, which activity competes, directly or indirectly, with the business of the Company or any Affiliate anywhere in the world. For purposes of this Agreement, the term "employment" shall include the employment of the Executive as an employee, consultant, agent, independent contractor or otherwise. The Executive acknowledges that the Executive's participation in the conduct of any such business alone or with any person other than the Company will materially impair the business and prospects of the Company.

(b)

In addition to and without limiting the foregoing, during the term of the Noncompetition Period, the Executive shall not attempt to or assist any other person in attempting to do, or do any of the following: (i) encourage any customer, client, supplier or other business relationship of the Company or any Affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company or any Affiliate, as the case may be (ii) encourage any prospective customer or supplier not to enter into a business relationship with the Company or any Affiliate; (iii) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company or any Affiliate and any customer, supplier or other business relationship of the Company or any Affiliate or; (iv) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company or any Affiliate any products of the type sold or rendered by the Company or any Affiliate.

(c)

In addition to and without limiting the foregoing, during the term of the Noncompetition Period, the Executive will not either directly or indirectly solicit, pursue or call upon or take away, either for himself or for the benefit of any other person or entity, any of the customers of the Company or any Affiliate upon whom the Executive called or with whom the Executive became acquainted during the Executive's employment or affiliation with the Company.

(d)

Nothing in this Agreement shall preclude the Executive from making passive investments of not more than 1% of a class of securities of any business enterprise registered under the United States Securities Exchange Act of 1934.

10.

Return of Property.  On the termination of the Executive's employment for whatever reason, the Executive will be required to return without delay to the Company all its property of every nature and description including but not limited to personal computers, software, manuals, identity cards and all other items belonging to or issued by or on behalf of the Company in the course of or in connection with the Executive's work.

11.

Non-Hire. The Executive shall not from the date of this Agreement through the end of the Noncompetition Period directly or indirectly solicit, hire or cause to be hired, or attempt to, or assist any other person in soliciting, hiring or causing to be hired for employment any person employed by the Company during the six month period prior to the Executive leaving the Company.

12.

Representations and Warranties by the Executive. The Executive represents and warrants to the Company that employment with the Company and performance of the Executive's duties and obligations under this Agreement will not violate any agreement to which the Executive is or may be bound.

13.

Miscellaneous.

(a)

Entire Agreement. This Agreement constitutes the entire agreement and undertaking of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and undertakings, both written and oral.

(b)

Severability. In the event that any court having jurisdiction or TSX-V having proper authority shall determine that any covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court or TSX-V deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court or TSX-V shall deem any covenant or provision wholly unenforceable, the remaining covenants and provisions of this Agreement shall nevertheless remain in full force and effect.

(c)

Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

(d)

Notice. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing and if (a) delivered to the address(es) below, or (b) one business day after deposit with a nationally recognized over-night delivery service (receipt and next day delivery requested), in each case the appropriate address is set forth below (or to such other addresses as the party may designate by notice to the other parties);

If to the Company:

Consumer Impulse, Inc.
5241 42nd ST NW,

Washington DC 20015
Attn: Mr. Atul Sabharwal.

With a copy to

Rahoul Roy PLLC
301 West 118th Street
# PH1D

New York, NY 10026
Phone: (646)5465841
Attn: Rahoul Roy, Esq.

If to the Executive, to:

Wilson A. Bell

9085 Worman Drive

King George

VA 22485

Notice of changes in address shall comply with these notice provisions.

(e)

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the conflicts of law principles thereof. Each of the parties further agrees that process may be served upon it by overnight courier or by certified mail, return receipt requested, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit, or proceeding arising out of or in connection with this Agreement in Delaware.

(f)

Compliance. The failure of any party hereto to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such power or right at any other time or times.

(g)

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(i)

Absence of Duress. Executive acknowledges that the Executive has been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

(j)

Amendments. This Agreement may not be amended except by a writing signed by the party against whom enforcement is sought.

-Signature Page Continues-

IN WITNESS WHEREOF, the Executive and the Company's duly authorized representatives have caused this Agreement to be executed under seal as of the day and year first above written.

Consumer Impulse, Inc.

EXECUTIVE:

WILSON A. BELL

PROPRIETARY INFORMATION & NONDISCLOSURE AGREEMENT

AGREEMENT entered into between Consumer Impulse Inc., a Delaware corporation (the "Company") and Wilson A. Bell an individual who resides at 9085 Worman Drive, King George, VA 22485 (herein referred to as "me", "I" or the "Employee").

WHEREAS, the Employee on this day has been employed as an employee, officer or director of the Company, pursuant to an employment agreement executed between the Employee and the Company; and

WHEREAS, in such capacity the Employee will have access to confidential and proprietary information about the Company, its products and its clients, all of which are of great value to the Company and which are not generally known but are confidential; and

WHEREAS, it is a condition to the Employee's employment by the Company that the Employee enter into this Agreement;

NOW, THEREFORE, in consideration of the Company's employment of the Employee, and as a condition thereof, it is hereby agreed by and between the parties as follows:

1.

Definitions. For the purposes of this Agreement the terms set forth below shall have the following meanings:

1.1

Confidential Information. That private, secret, or confidential information of the Company, whether or not in writing, of whatever kind or nature disclosed to me or known by me, (whether or not invented, discovered or developed by me) as a consequence of or through my employment with the Company, regardless of the form or media on which such information is disclosed or stored, some or all of which property may be protected by statute, common law, or contract, and including all information of any third party whose confidential information the Company is under a legal obligation to protect. Such Confidential Information shall include information relating to the design, manufacture, application, know-how, research and development relating to the Company's products and services, sources of supply and material, operating and other cost data, lists of present, past or prospective customers, customer proposals, price lists and data relating to pricing of the Company's products or services, any of which information is not generally known in the industry, and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, supply sources, and records of the Company including without limitation that which is marked or otherwise identified by the Company (or third party whose confidential information the Company is under a legal obligation to protect) as Confidential Information. Confidential Information shall not include any information that (i) is generally known to the public, (ii) is independently developed by me without access or reference to other Confidential Information, (iii) was lawfully obtained from a third party without any obligation of confidentiality, (iv) was known to me prior to employment with Company, as can be shown by contemporaneous documentation, or (v) was later published or generally disclosed by the Company.

1.2

Concepts and Ideas. Those concepts and ideas known to me relating to the Company's present and prospective activities and products.

1.3

Inventions. Those discoveries, improvements, and developments, whether or not patentable, relating to the Company's present and prospective activities and products, which such activities and products (with the exception of my prior inventions, as defined below) are known to me by virtue of my employment with the Company, as well as any improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment by the Company, whether or not during normal working hours or on the premises of the Company. The term invention as used herein shall include trade secrets and other Confidential Information and shall not be limited to the meaning of "invention" under the United States patent laws or equivalent laws of any country.

1.4

Make. When used in relation to Inventions, make shall include any one or any combination of (i) conception, (ii) actual or constructive reduction to practice, or (iii) development of an Invention and is without regard to whether I am a sole or joint inventor.

1.5

Patents. Any document representing a government granted right to exclude others from making, using, selling, or importing an invention, including any provisional, non-provisional, short-term, design, plant, industrial design, petty, or utility patent applications, or letters patents issued thereupon, including any divisions, continuations, continuations in part, extensions, or reissues thereof, according to the U.S. patent laws or equivalent laws of any country, and any international conventions and treaties in respect of inventions in foreign countries.

2.

Ownership of Inventions. All Inventions, or any modifications thereof, which are at any time conceived or reduced to practice by me, acting alone or in conjunction with others, during and in connection with my employment by the Company, and all Concepts and Ideas held by me on the date of this Agreement shall be the property of the Company, free of any restrictions of any kind on my part in respect thereof. All inventions or modifications made by me within one year after the termination of such employment which are based on or substantially related to any Confidential Information shall be the property of the Company, free of any restrictions of any kind on my part in respect thereof. During the one year immediately following the end of my employment with the Company, I will promptly and completely disclose in writing to the Company all Inventions which relate either to my work assignment at the Company or the Company's Confidential Information for the purpose of determining the Company's rights in each such Invention,

3.

Assignment of Inventions and Copyrights.

3.1

Records. I will keep complete and current written records of all Inventions I make during the period of time I am employed by the Company and will promptly make full disclosure of any such Inventions and Concepts and Ideas to the Company.

3.2

Assignments. I agree to assign and do hereby assign to the Company all my right, title and interest in and to all Inventions, Concepts and Ideas and all related Patents, copyrights, copyright applications, and mask works. I hereby waive all claims or benefits of any moral rights in any creative work done for the Company.

3.3

Further Assurances. I will, at the Company's cost and expense, promptly execute formal applications for Patents and any related declarations and assignment documents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation, making myself available for interviewers, depositions and testimony relating to such Inventions) deemed by the Company to be necessary or desirable at any time or times, in order to effect the full assignment to the Company of my entire worldwide rights and title to such Inventions and Concepts and Ideas, without, during the term of this Agreement, further compensation beyond my agreed compensation. I further understand that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company's rights under this Agreement.

3.4

Power of Attorney. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and my attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Inventions, Concepts and Ideas, under the foregoing conditions.

4.

Excluded Prior Inventions. I have no obligation to assign to the Company commercial rights, including patent rights, if any, which I hold on the date of this Agreement, to inventions made before such date. On Schedule A below, I have identified (without disclosing trade secrets or other confidential information) every such invention which I have made, singly or jointly, before my employment by the Company and in which I have a personal ownership interest and which is not the subject matter of an issued patent or a printed publication at the time I sign this Agreement.

5.

Excluded Unrelated Works. My obligations to assign ownership of inventions shall not apply to developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by me outside normal working hours, not on the Company's premises and not using the Company's personnel, contractors, tools, devices, equipment, reference materials, or Confidential Information. To the extent this Agreement shall be construed in accordance with the laws of any jurisdiction which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, the obligations herein shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6.

Confidentiality Obligations.

6.1

Nondisclosure. I will never, directly or indirectly, use the Company's

Confidential Information except as authorized by the Company and only in the furtherance of the Company business; nor will I disclose, publish, or disseminate the Company's Confidential Information to anyone who is not an officer, director, employee, attorney or authorized agent of the Company without the prior written consent of the Company; nor will I file any Patent application relating to any Invention I make during the period of time I am employed by the Company without the prior written approval of the Company's legal counsel. I will execute any reasonable agreements further relating to the protection of the Company's Confidential Information or the Confidential Information of any third party whose Confidential Information the Company is under a legal obligation to protect.

6.2

Return of Copies. I acknowledge that all Confidential Information is and shall remain the property of the Company, or any third party whose confidential information the Company is under a legal obligation to protect, as relevant. All documents, records, and tangible things that embody or contain the Company's Confidential Information are the Company's exclusive property. I have access to them solely for performing the duties of my employment by the Company. I will protect the confidentiality of their content and I will return all of them and all copies, facsimiles and specimens of them and any other tangible forms of the Company's Confidential Information in my possession, custody or control to the Company as may be requested by the Company at any time.

7.

Other Rules. The Company has a right to make and enforce any other reasonable rules and regulations not contrary to this Agreement that will also govern my employment. I acknowledge that this agreement does not constitute a contract of employment and does not imply that the Company will continue my employment for any period of time. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

8.

Survival of Obligations. My duties under this Agreement shall survive termination of my employment with the Company. I acknowledge that a remedy at law for any breach or threatened breach by me of the provisions of this Agreement may be inadequate and I therefore agree that the Company, in addition to such other remedies which may be available, shall be entitled to obtain specific performance and other injunctive relief in case of any such breach or threatened breach.

9.

Past Obligations. I hereby represent that, except as herein or earlier disclosed in writing to the Company, I am not bound by the terms of any previous agreement with another party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such other party. I further represents that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data I acquired in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or in material belonging to any previous employer or others.

10.

Notice to Future Employers. For the period of 24 months immediately following the end of my employment by the Company, I will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that new employer with a copy of it.

11.

Miscellaneous.

11.1

Entire Agreement. This Agreement constitutes the entire agreement and undertaking of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and undertakings, both written and oral.

11.2

Severability.   In the event that any court having jurisdiction shall determine that any covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any covenant or provision wholly unenforceable, the remaining covenants and provisions of this Agreement shall nevertheless remain in full force and effect.

11.3

Assignment. This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns. The Company may assign this Agreement to any other corporation or entity that acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. I consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed.

11.4

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without giving effect to the conflicts of law principles thereof. Each of the parties further agrees that process may be served upon it by overnight courier or by certified mail, return receipt requested, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit, or proceeding arising out of or in connection with this Agreement.

11.5

Compliance. The failure of any party hereto to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such power or right at any other time or times.

11.6

Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7

Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.8

Absence of Duress. I acknowledges that I have been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

11.9

Amendments. This Agreement may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

IN WITNESS WHEREOF, the Employee and the Company's duly authorized representative have caused this Agreement to be executed under seal as of the 31st day of October, 2011.

SCHEDULE A

INVENTIONS I MADE BEFORE THE TERM OF MY EMPLOYMENT BY THE COMPANY IN WHICH I HAVE AN OWNERSHIP INTEREST WHICH ARE NOT THE SUBJECT MATTER OF ISSUED PATENTS OR PRINTED PUBLICATIONS:

(If there are none, please enter the word "NONE"; Attach additional pages as necessary)